EXHIBIT 3.1.1

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (776) 684 5708 Website: secretaryofstate.biz

	Filed in the office of	Document Number
20070693762-42
Filing Date and Time
Certificate of Amendment	Ross Miller	10/11/2007 10:00 AM
(PURSUANT TO NRS 78.385 AND 78.390)	Secretary of State	Entity Number
	State of Nevada	E0784312006-4

USE BLACK PEN ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MARWICH II, LTD.

2. The articles have been amended as follows (provide article numbers, if available):

The first two sentences of Article 9 of the Articles of Incorporation are amended to read as follows, but the remainder of the paragraph comprising Article 9 shall remain unchanged:

Article 9. CLASSIFICATION OF CAPITAL STOCK. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Four Hundred Sixty-Five Million shares, Four Hundred Million (400,000,000) shares of which shall be common Stock, $0.001 par value (the “Common Stock”), and Sixty-Five Million (65,000,000) shares of which shall be Preferred Stock, $0.001 par value (the “Preferred Stock”).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be

required by the provisions of the* articles of incorporation have voted in favor of the amendment is:	unanimous

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required):	X

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares, representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Pofit-After)
Revised on 01/01/07